Exhibit 2

APPOINTMENT OF DESIGNATED FILER

The undersigned entities and individuals (the “Reporting Persons”) hereby designate Terra Capital Partners, LLC (the “Designated Filer”) to make filings of Schedules 13D (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the securities of Terra Property Trust, Inc. (the “Company”).

Each Reporting Person hereby further authorizes and designates the Designated Filer to execute and file on behalf of such Reporting Person the reports with respect to the securities of the Company, including all Schedule 13D and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person’s ownership of, or transactions in, securities of the Company.

The authority of the Designated Filer under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedule 13D with respect to the Reporting Person’s ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer is not assuming any of the Reporting Person’s responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Terra Fund Advisors, LLC

By:	/s/ Bruce Batkin
Name: Bruce Batkin Title: Authorized Signatory

Terra Capital Partners, LLC

By:	/s/ Vikram Uppal
Name: Vikram Uppal Title: Authorized Signatory

SCHEDULE A-1

Directors and Executive Officers of Terra Capital Partners, LLC

The following table sets forth the names, business addresses and present principal occupation of each director and executive officer of Terra Capital Partners, LLC.  Unless otherwise noted, the business address for each director listed below is c/o Terra Capital Partners, LLC, 550 Fifth Avenue, 6th Floor, New York, New York 10036. Unless otherwise noted, the business address for each executive officer listed below is 550 Fifth Avenue, 6th Floor, New York, New York 10036.

Name/Citizenship	Present Principal Occupation
Andrew M. Axelrod, United States	Chairman of the Board of Managers
Bruce D. Batkin, United States	Vice Chairman of the Board of Managers
Vikram S. Uppal, United States	Chief Executive Officer, Chief Investment Officer and Director of the Board of Managers
Gregory M. Pinkus, United States	Chief Operating Officer and Chief Financial Officer
Daniel J. Cooperman, United States	Chief Originations Officer

SCHEDULE A-2

Directors and Executive Officers of Terra Fund Advisors, LLC

The following table sets forth the names, business addresses and present principal occupation of each director and executive officer of Terra Fund Advisors, LLC.  Unless otherwise noted, the business address for each director listed below is c/o Terra Fund Advisors, LLC, 550 Fifth Avenue, 6th Floor, New York, New York 10036. Unless otherwise noted, the business address for each executive officer listed below is 550 Fifth Avenue, 6th Floor, New York, New York 10036.

Name/Citizenship	Present Principal Occupation
Simon J. Mildé, United States	Chairman of the Board of Directors
Bruce D. Batkin, United States	Vice Chairman of the Board of Directors
Vikram S. Uppal, United States	Chief Executive Officer and Chief Investment Officer
Gregory M. Pinkus, United States	Chief Operating Officer and Chief Financial Officer
Daniel J. Cooperman, United States	Chief Originations Officer